Exhibit 99.5

September 7, 2018

Studio City International Holdings Limited

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference of my name as a director of Studio City International Holdings Limited (the “Company”), effective immediately upon the completion of the Company’s proposed initial public offering, in the Company’s registration statement on Form F-1 initially filed by the Company on September 7, 2018 with the U.S. Securities and Exchange Commission, including any amendments or supplements thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Stephanie Cheung
Name:	Stephanie Cheung